Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BurTech Acquisition Corp. on Form S-4 of our report dated June 11, 2024, which includes an explanatory paragraph as to Blaize, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blaize, Inc. and subsidiaries as of December 31, 2023 and 2022 and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Melville, NY

July 18, 2024

An Independent Member of Urbach Hacker Young International